Exhibit 99.1

ConocoPhillips Reports Second-Quarter Earnings of $3.4 Billion or $2.41 Per Share

HOUSTON--(BUSINESS WIRE)--July 27, 2011--ConocoPhillips (NYSE:COP):

Second-Quarter Highlights

  Production of 1.64 million BOE per day
  Worldwide refining capacity utilization rate of 91 percent
  Repurchased 3 percent of ConocoPhillips shares
  Improved E&P and R&M margins
  Annualized ROCE of 15 percent
  Announced plan to create two leading energy companies

ConocoPhillips (NYSE:COP) today reported $3.4 billion second-quarter earnings and $3.4 billion adjusted earnings. This compares with second-quarter 2010 earnings of $4.2 billion and adjusted earnings of $2.5 billion.

“We had a solid quarter,” said Jim Mulva, chairman and chief executive officer. “Higher adjusted earnings and cash flow were driven by better commodity prices and refining margins. Production performance was strong and capacity utilization of our refineries exceeded 90 percent.” During the second quarter, ConocoPhillips repurchased 42 million of its own shares, or 3 percent of shares outstanding, for $3.1 billion. This brings the company’s total shares repurchased to 9 percent of the shares outstanding at the inception of the repurchase program in 2010.

ConocoPhillips recently announced its Board had approved pursuing the separation of the company’s Exploration & Production (E&P) and Refining & Marketing (R&M) businesses into two leading energy companies. “This is consistent with our strategy to create differentiated value for our shareholders,” said Mulva. “Both companies will be uniquely positioned in their respective industries, with the management focus, financial strength and technical capability to successfully invest in the industry’s highest returning projects.”

The upstream company will be the largest U.S. pure-play E&P business, positioned for profitable growth from a rich resource base and a portfolio of quality investment opportunities. Production growth will come from investments in unconventional liquids-rich resource plays, SAGD oil sands, LNG, and ultimately from the company’s vast natural gas position as that market recovers. The new downstream company will be a low-cost, integrated refining, marketing and transportation organization, with complex refining assets, an investment grade credit rating and significant financial flexibility. “We believe our investors will see significant long-term benefit from this repositioning, and we look forward to providing additional information about the transaction in September,” added Mulva.

E&P’s second-quarter 2011 adjusted earnings were higher, compared with the same period in 2010, primarily due to stronger commodity prices, partially offset by higher taxes. Production for the second quarter of 2011 was 1.64 million barrels of oil equivalent (BOE) per day, a decrease of approximately 90,000 BOE per day versus the same period in 2010. Excluding the impact of dispositions and the civil unrest in Libya, production exceeded levels from the second quarter of 2010 as new projects and lower downtime more than offset decline. Production per share, adjusted for Libya, increased 4 percent over the same period a year ago.

“Upstream operated well and we are seeing the benefits of our focus on margins and returns,” said Mulva. “While our production fell, the earnings impact was limited as we shifted production from North American natural gas toward higher margin production of oil sands, Lower 48 liquids and LNG.”

The company continues to expand its footprint in emerging exploration regions. ConocoPhillips signed a new deepwater production sharing contract in Bangladesh, was a successful bidder on acreage in the Canol shale play in northern Canada, and signed an agreement for a potential interest in the Goldwyer project in the Canning shale basin, onshore Western Australia. Year to date, the company added a total of 340,000 acres in North America resource plays.

R&M’s second-quarter 2011 adjusted earnings were slightly higher than the same period of 2010, primarily due to improved U.S. refining margins. However, international refining margins were lower and costs were slightly higher driven by foreign exchange impacts. In the quarter, the U.S. refining crude oil capacity utilization rate was 90 percent and the international rate was 96 percent.

The Chemicals and Midstream segments posted strong earnings for the second quarter. The Chemicals segment’s record earnings of $199 million were primarily due to higher margins, mostly in olefins and polyolefins, and higher volumes. Midstream earnings of $130 million were more than double that of a year ago, primarily due to improved natural gas liquids prices.

Corporate expenses for the quarter of $203 million after-tax were improved compared with the second quarter of 2010, primarily due to foreign exchange impacts and lower net interest expense. In addition, for the total company, controllable costs were flat through the second quarter compared with a year ago.

ConocoPhillips Contributions to Economic Growth

In addition to generating shareholder value, ConocoPhillips activities contribute substantially to job creation and economic growth in the communities in which we operate. During the first half of 2011, the company spent $6.5 billion on operating expenses, which supported jobs at ConocoPhillips and its suppliers. A further $6.1 billion was invested in capital projects helping to create new energy supplies and fuel additional job creation. ConocoPhillips distributed $6.6 billion to its wide shareholder base, which includes numerous state and local pension and investment funds that benefit millions of individual investors and retirees. In addition, $7.7 billion was paid to governments in the form of income, production and severance taxes.

Second-Quarter Financial Highlights

For the second quarter of 2011, ConocoPhillips reported earnings of $3.4 billion, or $2.41 per share, compared with earnings of $4.2 billion, or $2.77 per share, for the same period in 2010. Second-quarter 2011 earnings included an impairment for the Denali pipeline project cancellation, offset by gains from asset dispositions.

Second-quarter 2011 adjusted earnings were $3.4 billion, or $2.41 per share, compared with adjusted earnings of $2.5 billion, or $1.63 per share, for the same period in 2010. Adjusted earnings for the quarter increased compared with the prior year, primarily due to the impact of higher commodity prices and global refining margins, partially offset by the absence of equity earnings from LUKOIL and higher taxes.

During the second quarter of 2011, ConocoPhillips generated $6.3 billion in cash from operations. The company funded a $3.1 billion capital program, repurchased $3.1 billion of ConocoPhillips common stock and paid $0.9 billion in dividends. At June 30, 2011, the company’s cash and short-term investments were $8.1 billion, including cash and cash equivalents of $5.5 billion. ConocoPhillips ended the quarter with debt of $23.2 billion and a debt-to-capital ratio of 25 percent.

Six-Months Financial Highlights

ConocoPhillips’ six-month 2011 earnings were $6.4 billion, compared with $6.3 billion for the same period in 2010.

Adjusted earnings for the first six months of 2011 were $6.0 billion, compared with adjusted earnings of $4.7 billion in the corresponding period of 2010. Adjusted earnings were higher than a year ago, primarily due to the impact of higher commodity prices and global refining margins. The increase was partially offset by the absence of equity earnings from LUKOIL, higher taxes and lower production volumes.

Adjusted Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$2,551	1,479	4,748	3,394
Midstream	130	61	203	138
Refining and Marketing (R&M)	740	720	1,220	741
LUKOIL Investment	-	430	2	817
Chemicals	199	138	392	248
Emerging Businesses	(14)	(10)	(21)	(4)
Corporate and Other	(203)	(367)	(507)	(675)
ConocoPhillips	$3,403	2,451	6,037	4,659

Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$2,524	4,114	4,876	5,946
Midstream	130	61	203	138
Refining and Marketing (R&M)	766	(279)	1,248	(283)
LUKOIL Investment	-	529	239	916
Chemicals	199	138	392	248
Emerging Businesses	(14)	(10)	(21)	(4)
Corporate and Other	(203)	(389)	(507)	(699)
ConocoPhillips	$3,402	4,164	6,430	6,262

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,900 employees, $160 billion of assets, and $244 billion of annualized revenues as of June 30, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips. The terms controllable costs and operating expenses include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments. The term SAGD refers to steam-assisted gravity drainage.

Reconciliation of Earnings to Adjusted Earnings
Millions of dollars, except per share amounts

	2011		2010
	2Q	Jun YTD	2Q	Jun YTD
Consolidated
Earnings	$3,402	6,430	4,164	6,262
Adjustments:
Impairments	-	-	1,118	1,118
Cancelled projects	54	54	4	114
Net gain on asset sales	(53)	(447)	(2,894)	(2,894)
Severance accruals	-	-	28	28
Pending claims and settlements	-	-	71	71
Deferred tax adjustment	-	-	(40)	(40)
Adjusted earnings	$3,403	6,037	2,451	4,659

Earnings per share of common stock	$2.41	4.50	2.77	4.17

Adjusted earnings per share of common stock	$2.41	4.23	1.63	3.10

E&P
Earnings	$2,524	4,876	4,114	5,946
Adjustments:
Cancelled projects	54	54	2	85
Net gain on asset sales	(27)	(182)	(2,679)	(2,679)
Pending claims and settlements	-	-	82	82
Deferred tax adjustment	-	-	(40)	(40)
Adjusted earnings	$2,551	4,748	1,479	3,394

R&M
Earnings (loss)	$766	1,248	(279)	(283)
Adjustments:
Impairments	-	-	1,118	1,118
Cancelled projects	-	-	4	29
Net gain on asset sales	(26)	(28)	(116)	(116)
Severance accruals	-	-	28	28
Pending claims and settlements	-	-	(35)	(35)
Adjusted earnings	$740	1,220	720	741

LUKOIL Investment
Earnings	$-	239	529	916
Adjustment: Net gain on asset sales	-	(237)	(99)	(99)
Adjusted earnings	$-	2	430	817

Corporate
Earnings (loss)	$(203)	(507)	(389)	(699)
Adjustments:
Cancelled projects	-	-	(2)	-
Pending claims and settlements	-	-	24	24
Adjusted earnings (loss)	$(203)	(507)	(367)	(675)

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com